Exhibit 4.9

FIFTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

          This FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), is dated as of November 1, 2008, by and between WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company and assignee of Wells Fargo Foothill, Inc., a California corporation (“Lender”), and VELOCITY INVESTMENTS, L.L.C., a New Jersey limited liability company (“Borrower”).

WITNESSETH:

          WHEREAS, Borrower and Lender’s predecessor-in-interest entered into that certain Loan and Security Agreement, dated as of January 27, 2005, as amended by that certain First Amendment to Loan and Security Agreement, dated as of February 27, 2006, that certain Second Amendment to Loan and Security Agreement, dated as of December 8, 2006, that certain Third Amendment to Loan and Security Agreement, dated as of February 23, 2007, and that certain Fourth Amendment to Loan and Security Agreement, dated as of February 29, 2008 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Loan Agreement”);

          WHEREAS, Borrower has requested that the Lender modify the Loan Sub-Account Amortization Schedule (as defined in the Loan Agreement), as more fully set forth herein; and

          WHEREAS, Lender is willing to modify the Loan Sub-Account Amortization Schedule (as defined in the Loan Agreement), subject to the terms hereof;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to such terms in the Loan Agreement, as amended hereby.

          SECTION 2. Amendments. Upon the Fifth Amendment Effective Date (as hereinafter defined), the Loan Agreement shall be amended as follows:

          (a)      The following definitions in Section 1.1 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

                    “‘Applicable Margin’ means four percent (4.0%) per annum.

          “‘Base Rate’ means the greatest of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (c) the LIBOR Rate, and (d) four percent (4%) per annum. Wells Fargo’s “prime rate” is a reference rate and does not necessarily represent the lowest or best rate charged to customers. Wells Fargo may make commercial loans or other loans at rates of interest at, above or below Wells Fargo’s “prime rate.” Each change in Wells Fargo’s prime rate shall be effective from and including the date such change is publicly announced as being effective.

          “‘Business Day’ means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or the state of New Jersey, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          “‘Loan Sub-Account Amortization Schedule’ means, for each Loan Sub-Account, the maximum principal amount of the Advance for the associated Portfolio Pool that may be outstanding on the last day of each three-month period following the month in which such Advance was made, determined as follows:

Number of three-month periods following the month in which the Advance is made	Allowable % of Initial Purchase Advance to be outstanding

1	95%
2	90%
3	85%
4	80%
5	75%
6	70%
7	60%
8	50%
9	40%
10	30%
11	20%
12	10%
13	5%
14	0%

          (b)      The following definitions are hereby added to Section 1.1 of the Loan Agreement to be placed in a manner that maintains alphabetical order:

          “‘Base LIBOR Rate’ means, for any Interest Period, the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period, for a term of three (3) months, which determination shall be conclusive in the absence of manifest error.

          “‘Federal Funds Rate’ means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal Funds brokers of recognized standing selected by Lender.

“‘Interest Period’ means, with respect to each LIBOR Rate Loan, a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

          “‘LIBOR Rate’ shall mean, for the then current Interest Period relating thereto, the rate per annum equal to the quotient of (a) Base LIBOR Rate, divided by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“‘LIBOR Rate Loan’ shall mean an Advance bearing interest at the LIBOR Rate plus the Applicable Margin.

          “‘Reserve Percentage’ means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.”

          (c)      Section 2.5(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

          “(a)      Interest Rates. Except as provided in clause (b) below and Section 2.11(a) hereof, all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the LIBOR Rate plus the Applicable Margin; provided, that following notice to Borrower in accordance with Section 2.11(b) hereof, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Applicable Margin. The foregoing notwithstanding, at no time shall any portion of the Obligations (other than Bank Product Obligations) bear interest on the Daily Balance thereof at a per annum rate less than 5.5%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to such minimum rate.”

          (d)      The following new Section 2.11 is hereby added to the Loan Agreement:

                    “Section 2.11 LIBOR Rate Provisions.

          (a)      Interest and Interest Payment Dates. Except as otherwise provided in Section 2.11(b) hereof, interest on the Advances shall be charged at a rate of interest equal to the LIBOR Rate plus the Applicable Margin; provided, that at any time that an Event of Default has occurred and is continuing, Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the Base Rate plus the Applicable Margin.

(b) Special Provisions Applicable to LIBOR Rate.

          (i)      The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in business income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Borrower notice of such a determination and adjustment.

          (ii)      In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, (i) Lender shall give notice of such changed circumstances to Borrower, (ii) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at a rate equal to the Base Rate plus the Applicable Margin, and (iii) interest shall continue to accrue at such rate with respect to Obligations until Lender determines that it would no longer be unlawful or impractical to charge interest rates based on the LIBOR Rate, whereupon, following notice from Lender to Borrower, all Obligations shall bear interest at the LIBOR Rate plus the Applicable Margin.

          (c)     No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.”

          SECTION 3. Representations, Warranties and Covenants of the Borrower. The Borrower represents and warrants to Lender and agrees that:

          (a)      the representations and warranties contained in the Loan Agreement (as amended hereby) and the other outstanding Loan Documents are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof, except (i) to the extent specifically made with regard to a particular date and (ii) for such changes as are a result of any act or omission specifically permitted under the Loan Agreement (or under any Loan Document), or as otherwise specifically permitted by the Lender;

          (b)      on the Fifth Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing;

          (c)     the execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of, and duly executed and delivered by the Borrower, and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and

          (d)     the execution, delivery and performance of this Amendment do not conflict with or result in a breach by Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which Borrower is a party or is subject.

          SECTION 4. Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective as of November 1, 2008 (the “Fifth Amendment Effective Date”), upon satisfaction of each of the following conditions:

          (a)     The Borrower and Lender shall have executed and delivered to Lender this Amendment and such other documents as Lender may reasonably request;

          (b)      Parent and TLOP shall reaffirm each Guaranty and Security and Pledge Agreement to which it is a party; and

          (c)     All legal matters incident to the transactions contemplated hereby shall be reasonably satisfactory to counsel for the Lender.

          SECTION 5. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          SECTION 6. Costs and Expenses. The Borrower hereby affirms its obligation under the Loan Agreement to reimburse Lender for all reasonable costs, internal charges and out-of-pocket expenses paid or incurred by Lender in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys’ fees and time charges of attorneys for Lender with respect thereto.

          SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUCTED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

          SECTION 8. Effect of Amendment; Reaffirmation of Loan Documents. The parties hereto agree and acknowledge that (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Loan Agreement or the other outstanding Loan Documents other than as expressly set forth herein and (ii) the Loan Agreement (as amended hereby) and each of the other outstanding Loan Documents remain and continue in full force and effect and are hereby ratified and reaffirmed in all respects. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.

          SECTION 9. Headings. Section headings in this Amendment are included herein for convenience of any reference only and shall not constitute a part of this Amendment for any other purposes.

          SECTION 10. Release. BORROWER HEREBY ACKNOWLEDGES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER, ITS AFFILIATES, PARTICIPANTS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR ATTORNEYS. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES LENDER, ITS AFFILIATES AND PARTICIPANTS, AND THEIR RESPECTIVE PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH BORROWER MAY NOW OR HEREAFTER HAVE AGAINST LENDER AND ITS PREDECESSORS, OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM THE LIABILITIES, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT. BORROWER HEREBY COVENANTS AND AGREES NEVER TO INSTITUTE ANY ACTION OR SUIT AT LAW OR IN EQUITY, NOR INSTITUTE, PROSECUTE, OR IN ANY WAY AID IN THE INSTITUTION OR PROSECUTION OF ANY CLAIM, ACTION OR CAUSE OF ACTION, RIGHTS TO RECOVER DEBTS OR DEMANDS OF ANY NATURE AGAINST LENDER, ITS AFFILIATES AND PARTICIPANTS, OR THEIR RESPECTIVE SUCCESSORS, ATTORNEYS, OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, AND PERSONAL AND LEGAL REPRESENTATIVES ARISING ON OR BEFORE THE DATE HEREOF OUT OF OR RELATED TO LENDER’S ACTIONS, OMISSIONS, STATEMENTS, REQUESTS OR DEMANDS IN ADMINISTERING, ENFORCING, MONITORING, COLLECTING OR ATTEMPTING TO COLLECT THE OBLIGATIONS OF BORROWER TO LENDER, WHICH OBLIGATIONS WERE EVIDENCED BY THE LOAN AGREEMENT AND OTHER LOAN DOCUMENTS.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

VELOCITY INVESTMENTS, L.L.C., a New Jersey limited liability company

By:	/s/ W Peter Ragan Jr.

Name:	W Peter Ragan Jr.
Title:

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as Lender

By:	/s/ Aharon Tarnavsky

Name:	Aharon Tarnavsky
Title:	Vice President

Reaffirmation of Guaranties and Pledge Agreement

          Each of Velocity Asset Management, Inc., a Delaware corporation (“Parent”), and TLOP Acquisition Company, LLC, a New Jersey limited liability company (“TLOP” and, together with Parent, the “Guarantors”) hereby (i) consents and agrees to the terms and provisions of the foregoing Amendment and each of the transactions contemplated thereby, and confirms and agrees that all references in the Loan Documents to the “Loan Agreement” shall mean the Loan Agreement as amended by the foregoing Amendment, (ii) agrees that the General Continuing Guaranty, dated as of January 27, 2005, executed by such Guarantor for the benefit of Lender (each, a “Guaranty”), remains in full force and effect and continues to be the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, and acknowledges the increase in the obligations guaranteed, (iii) agrees that the Security and Pledge Agreement, dated as of January 27, 2005, executed by such Guarantor for the benefit of Lender (each, a “Pledge Agreement”), remains in full force and effect and continues to be the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms and acknowledges the increase in the obligations secured.

          Furthermore, each Guarantor hereby agrees and acknowledges that (a) the Guaranty executed by such Guarantor is not subject to any claims, defenses or offsets, (b) nothing contained in the Amendment shall adversely affect any right or remedy of Lender under the Guaranty executed by such Guarantor or any agreement executed by such Guarantor in connection therewith, (c) the execution and delivery of the Amendment or any agreement entered into by Lender in connection therewith shall in no way reduce, impair or discharge any obligations of such Guarantor pursuant to the Guaranty executed by such Guarantor and shall not constitute a waiver by Lender of any of Lender’s rights against such Guarantor under the Guaranty executed by such Guarantor, (d) the Pledge Agreement executed by such Guarantor is not subject to any claims, defenses or offsets, (e) nothing contained in the Amendment shall adversely affect any right or remedy of Lender under the Pledge Agreement executed by such Guarantor or any agreement executed by such Guarantor in connection therewith, (f) the execution and delivery of the Amendment or any agreement entered into by Lender in connection therewith shall in no way reduce, impair or discharge any obligations of such Guarantor pursuant to the Pledge Agreement executed by such Guarantor and shall not constitute a waiver by Lender of any of Lender’s rights against such Guarantor under the Pledge Agreement executed by such Guarantor, (g) the consent of such Guarantor is not required to the effectiveness of the Amendment and (h) no consent by such Guarantor is required for the effectiveness of any future amendment, modification, forbearance or other action with respect to the Loan Agreement or any present or future Loan Document (other than the Guaranty or Pledge Agreement executed by such Guarantor).

VELOCITY ASSET MANAGEMENT, INC. a Delaware corporation

By:	/s/ James J. Mastriani

Name:	James J. Mastriani
Title:	CFO

TLOP ACQUISITION COMPANY, L.L.C., a New Jersey limited liability company

By:	Velocity Asset Management, Inc. its sole member

	By:	/s/ Peter Ragan Sr.

	Name:	Peter Ragan Sr.
	Title:	Vice President

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